Exhibit 10.1

SENIOR NOTES
EXCHANGE AGREEMENT

This SENIOR NOTES EXCHANGE AGREEMENT (the “Agreement”) is entered into as of March 13, 2006, by and among Charter Communications Operating, LLC, a Delaware limited liability company (“CCO”), Charter Communications Operating Capital Corp., a Delaware corporation (together with CCO, the “CCO Issuers”), Renaissance Media (Louisiana) LLC, a Delaware limited liability company (“Louisiana”), Renaissance Media (Tennessee) LLC, a Delaware limited liability company ("Tennessee"), Renaissance Media Capital Corporation, a Delaware corporation (together with Louisiana and Tennessee, the “Renaissance Issuers”), and Citadel Equity Fund Ltd(the “Holder”), with reference to the following facts (capitalized terms used but not otherwise defined herein shall have the meanings set forth in Exhibit A hereto):

A. The Holder is the beneficial owner of an aggregate principal amount of $37,233,000 10% Senior Discount Notes due 2008 (the “Renaissance Notes”) issued by the Renaissance Issuers;

B. The Holder wishes to exchange its Renaissance Notes for an initial aggregate principal amount of $37,372,000 new 8-3/8% Senior Second Lien Notes due 2014 issued by the CCO Issuers (the “New CCO Notes”) and having terms and conditions identical to the CCO Issuers’ currently outstanding 8-3/8% Senior Second Lien Notes due 2014 ("Existing CCO Notes"), on the basis set forth in this Agreement; and

C. The CCO Issuers wish to effectuate such exchange on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Exchange. Subject to the terms and conditions of this Agreement, the Holder agrees to sell, and the CCO Issuers agree to purchase, the Renaissance Notes in exchange for New CCO Notes, on the basis set forth in this Agreement (such transactions in this Section 1, the “Exchange”). At the Closing (as defined below), or thereafter in the case of interest payments, the following transactions shall occur:

1.1 The Holder shall sell, assign and transfer to the CCO Issuers (or their designee) all right, title and interest in and to, and all Claims in respect of, or arising or having arisen as a result of the Holder’s status as a holder of, all of the Holder’s Renaissance Notes, free and clear of all Liens, and cause the Renaissance Notes to be credited to the securities account maintained with Depository Trust Company ("DTC") by a securities intermediary acting for the CCO Issuers (or their designee) (the "CCO Securities Account").

1.2 CCO shall pay or cause to be paid to the Holder in cash the amount of $374,987.74 (three hundred and seventy-four thousand nine hundred and eighty-seven United States dollars and seventy-four cents) as calculated in accordance with Schedule 1.2 of this Agreement and assuming a closing date of March 13, 2006. In the event such Closing occurs on March 14, 2006, the Parties will adjust the cash payment by an amount not in excess of $1,700 (one thousand seven hundred United States dollars) and in accordance with the formula in Schedule 1.2. Such payment shall be made by wire transfer upon delivery of all the Renaissance Notes.

1.3 In exchange for the transfer, sale and assignment of the Renaissance Notes by the Holder to the CCO Issuers, the CCO Issuers shall deliver, or cause to be delivered, to the Holder the New CCO Notes. New CCO Notes shall be issued only in minimum denominations of $1,000 and integral multiples thereof, and no fractional interests in New CCO Notes shall be issued.

1.4 The New CCO Notes shall be issued under and subject to the Indenture, dated as of April 27, 2004, by and among the CCO Issuers and Wells Fargo Bank, N.A., as trustee (the “CCO Indenture”), pursuant to a supplemental indenture thereto to be dated as of the Closing Date (the "CCO Supplemental Indenture"). Each of the CCO Issuers and the Holder shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Exchange in connection with the Closing.

1.5 Closing. The closing of the Exchange (the “Closing”) shall occur on March 14, 2006 (the “Closing Date”). In the event the Closing does not occur on or before the Closing Date, this Agreement shall terminate in accordance with Article 6 of this Agreement.

2. Representations and Warranties of the CCO Issuers. The CCO Issuers jointly and severally represent and warrant to the Holder, as of the date hereof and as of the Closing Date, that:

2.1 Organization and Qualification. Each of the CCO Issuers is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate or limited liability company power and authority to enter into and perform its obligations under this Agreement, and to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

2.2 Authorization and Binding Obligation. Each of the CCO Issuers has full corporate or limited liability company power to execute and deliver the Transaction Documents to which it is or will be a party. The execution and delivery of this Agreement by each CCO Issuer and the performance of its obligations hereunder have been, and the execution and delivery of the other Transaction Documents by each CCO Issuer and the performance of its obligations thereunder have been, duly authorized by all necessary corporate or limited liability company action, including any necessary approvals by their respective boards of directors or managers, and no other corporate or limited liability company proceedings on their part are or will be necessary for the execution and delivery of this Agreement and the other Transaction Documents and the performance of their obligations provided for herein and therein.  This Agreement has been, and the other Transaction Documents have been, or on or prior to the Closing Date will be, duly executed and delivered by each CCO Issuer and, assuming this Agreement and the other Transaction Documents are or, on or prior to the Closing Date will be, binding obligations of the Holder, this Agreement constitutes, and the other Transaction Documents constitute, or on or prior to the Closing Date will constitute, valid and binding obligations of the CCO Issuers, enforceable against them in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the other Transaction Documents by the CCO Issuers and the performance of their obligations hereunder and thereunder will not (i) conflict with or violate the organizational documents of the CCO Issuers or any of their direct or indirect subsidiaries or parent companies, (ii) conflict with or violate any Legal Requirement applicable to the CCO Issuers or any of their direct or indirect subsidiaries or parent companies, or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the CCO Issuers or any of their direct or indirect subsidiaries or parent companies are a party or by which any of them or any of their respective properties are bound or affected, except where (in the case of clauses (ii) and (iii)) any of the foregoing would not, either individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement and the other Transaction Documents by the CCO Issuers and the performance of their obligations hereunder and thereunder will not require any prior consent, approval or authorization, or prior filing with or notification to, any Governmental Authority, except where the failure to obtain such prior consents, approvals or permits, or to make such prior filings or notifications, would have or reasonably be expected to have a Material Adverse Effect.

2.4 Material Disclosure. The Renaissance Issuers have previously filed with the Securities and Exchange Commission (“SEC”) their annual report on Form 10-K for the year ended December 31, 2004, and their quarterly report on Form 10-Q for the quarter ended September 30, 2005 (the “Renaissance Reports”). The CCO Issuers have previously furnished to the holders of the Existing CCO Notes their annual report on Form 10-K for the year ended December 31, 2004, and their quarterly report on Form 10-Q for the quarter ended September 30, 2005 (the “CCO Reports”). Charter Communications, Inc. has previously filed with the SEC its annual report on Form 10-K for the year ended December 31, 2005 (the “CCI 10-K”). The CCI 10-K, the Renaissance Reports and the CCO Reports are collectively referred to herein as the “Information.” The non-financial information included in the Information is accurate, as of the dates specified therein, in all material respects. The consolidated financial statements (including the notes thereto) included in the Information present fairly in all material respects the respective consolidated financial positions, results of operations and cash flows of the entities to which they relate at the dates and for the periods to which they relate and have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, subject to year end audit adjustments in the case of unaudited financial statements and to the exceptions to consistency related to the adoption of new generally accepted accounting principles described therein. There has been no change in the business or financial condition of CCO, the Renaissance Issuers or their subsidiaries since December 31, 2004, which would reasonably be expected to have a Material Adverse Effect, except as has been disclosed in the Information or contained or reflected in any press release issued prior to the date of this Agreement or in any report, schedule, form, statement or other document (together with all exhibits, financial statements, schedules and any amendments thereto) that has been filed by CCO with the SEC prior to the date of this Agreement pursuant to the reporting requirements of the Exchange Act (including material filed pursuant to Section 13(a) or 15(d)) or the filing requirements of the Securities Act or that has been furnished by the Renaissance Issuers to the holders of the Existing CCO Notes prior to the date of this Agreement or in the documents listed on Schedule 2.4 hereto. The Information, taken together with (i) any subsequent reports, schedules, forms, statements and other documents (together with all exhibits, financial statements, schedules and any amendments thereto) that have been filed by the CCO Issuers and their parent and subsidiary companies with the SEC pursuant to the filing requirements of the Securities Act or the reporting requirements of the Exchange Act prior to the date of this Agreement (including material filed pursuant to Section 13(a) or 15(d)) or that have furnished by the Renaissance Issuers to the holders of the Existing CCO Notes prior to the date of this Agreement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.5 Same Issuer. The issuer of the New CCO Notes and the issuer of the Renaissance Notes is the same entity for United States federal income tax purposes, assuming that the respective corporate co-issuers are not treated as issuers for such tax purposes.

2.6 Restricted Securities. On the Closing Date, the New CCO Notes will not be of the same class as securities listed on a national securities exchange registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or quoted in an automated inter-dealer quotation system.

2.7 No Integration. Neither the CCO Issuers nor any of their affiliates (as defined in Rule 501(b) of Regulation D of the Securities Act (“Regulation D”)) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the New CCO Notes in a manner that would require registration of the New CCO Notes under the Securities Act.

2.8 No General Solicitation. None of the CCO Issuers nor any of their affiliates or any other person acting on their behalf (other than the Holder, as to which no representation is made) has solicited offers for, or offered or sold, the New CCO Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

2.9 Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Holder contained herein and the Holder's compliance with its agreements set forth herein, it is not necessary, in connection with the issuance and sale of the New CCO Notes to the Holder, to register the New CCO Notes under the Securities Act or to qualify the indenture relating to such New CCO Notes under the Trust Indenture Act of 1939, as amended.

3. Representations and Warranties of the Holder. The Holder represents and warrants to the Renaissance Issuers and the CCO Issuers, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization, Standing, and Authority. The Holder (i) is duly organized, validly existing and in good standing under the laws of its state of organization and (ii) has the requisite corporate or other entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

3.2 Authorization and Binding Obligation. The execution and delivery of this Agreement and any other Transaction Documents to which it will be a party and the performance by the Holder of its obligations hereunder and thereunder have been duly authorized by all necessary organizational action, including any necessary approval by its board of directors or other governing body, and no other organizational proceedings on its part are necessary for the execution and delivery of this Agreement and any other Transaction Documents to which it will be party and the performance of its obligations provided for herein and therein.  This Agreement has been, and any other Transaction Documents to which it is a party will be, duly executed and delivered by it and, assuming this Agreement and such other Transaction Documents are binding obligations of the CCO Issuers, this Agreement and such other Transaction Documents will constitute valid and binding obligations of it enforceable against it in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 Ownership of Securities; Ability to Deliver.

(a) The Holder owns, directly or beneficially, all of the Renaissance Notes. The Holder owns all of such Renaissance Notes free and clear of any Liens (other than the obligations pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States). Without limiting the foregoing, except for the Holder’s obligations under this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, the Holder has sole power of disposition with respect to all such Renaissance Notes, with no restrictions on its rights of disposition pertaining thereto and no person or entity other than the Holder has any right to direct or approve the disposition of any such Renaissance Notes. All of the Holder's Renaissance Notes are held for the account of the Holder by the entity named on its signature page of this Agreement.

(b) The Holder, to the extent it owns all or some of the Renaissance Notes beneficially, has confirmed with each securities intermediary through which it holds, directly or indirectly, any of the Renaissance Notes (other than DTC) that such securities intermediary holds, or will hold on the Closing Date a sufficient principal amount of Renaissance Notes, free and clear of any securities lending, short sale or other arrangement or adverse claim, so that the Renaissance Notes can be credited to the CCO Securities Account on the Closing Date (the "Minimum Amount") and each such securities intermediary has agreed to maintain at all times through the Cutoff Date (as defined in Section 6.4), a principal amount of Renaissance Notes at least equal to the Minimum Amount free and clear of any securities lending, short sale or other arrangement or adverse claim that would prevent such crediting to the CCO Securities Account on the Closing Date.

3.4 New CCO Notes Not Registered. The Holder understands that the New CCO Notes, when issued, will not have been registered under the Securities Act, will bear the restrictive legend specified in the CCO Indenture and are issued in reliance upon an exemption from the registration requirements of the Securities Act, which depends upon, among other things, the accuracy of the representations of the Holder as expressed herein. The Holder is not acquiring the New CCO Notes with a view to any distribution thereof or with any present intention of offering or selling any of the New CCO Notes in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction. The Holder has not offered, sold or delivered the New CCO Notes to be acquired by the Holder, and will not offer, sell or deliver the New CCO Notes, except pursuant to an effective registration statement under the Securities Act or an exemption from such registration to the extent available under the Securities Act.

3.5 Qualified Institutional Buyer; Knowledge. The Holder is a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act, with such knowledge and expertise in financial and business matters as are necessary in order to evaluate the merits and risks of the transactions contemplated by this Agreement, including the investment in the New CCO Notes. The Holder has reviewed the Information and all other information referred to in Section 2.4 hereto, is aware of the business affairs and financial condition of the

CCO Issuers and the Renaissance Issuers and has acquired sufficient information about the CCO Issuers and the Renaissance Issuers to reach an informed and knowledgeable decision to exchange the Renaissance Notes for the New CCO Notes.

4. Covenants.

4.1 Reasonable Best Efforts to Close. The CCO Issuers and the Holder shall use commercially reasonable best efforts to take such actions as are necessary or desirable to consummate the transactions contemplated by this Agreement (including in the case of the Holder, any actions that may be desirable to ensure that the Renaissance Notes are credited to the CCO Securities Account on the Closing Date).

4.2 Limitations on Transfer. During the period from the execution of this Agreement until the earlier of (a) the termination of this Agreement, or (b) the Closing Date, no Holder shall sell, assign or transfer any interest in its Renaissance Notes, or otherwise take any action which would inhibit or impair the Holder’s ability to deliver such Renaissance Notes at the Closing in compliance with the terms of this Agreement (including any action that would impair the ability of the relevant securities intermediary through which the Holder, directly or indirectly, holds the Renaissance Notes, from transferring the Renaissance Notes to the CCO Securities Account on the Closing Date). Subject to the restrictions set forth in Section 4.3 and the Confidentiality Agreement referred to therein, the Holder may sell, transfer or assign other securities of Charter Communications, Inc. ("CCI") and its affiliates owned by it which are not the subject of this Agreement.

4.3 Confidentiality Agreement. Notwithstanding anything to the contrary therein, the Confidentiality Agreement (the "Confidentiality Agreement") previously entered into between the Holder and CCI, and the confidentiality and standstill obligations set forth therein, shall expire after completion of all items at the Closing. Except as required by any Legal Requirement, the CCO Issuers and their affiliates will keep confidential the participation of the Holder in the transactions contemplated hereby and the amount of Renaissance Notes sold by it hereunder with the same level of care such party holds its own confidential and proprietary information.

4.4 PORTAL and DTC. The CCO Issuers shall use their reasonable best efforts to arrange, on or before the Closing Date, for the New CCO Notes to be designated Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) Market securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. (“NASD”) relating to trading in the PORTAL Market, for the New CCO Notes to be eligible for clearance and settlement through DTC.

4.5 No Integration. Neither the CCO Issuers nor any of their affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the New CCO Notes in a manner that would require registration of the New CCO Notes under the Securities Act.

4.6 No General Solicitation. None of the CCO Issuers or any of their affiliates or any other person acting on their behalf (other than the Holder, as to which no covenant is given) will solicit offers for, or offer or sell, the New CCO Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

4.7 No Distribution of Renaissance Notes. The CCO Issuers shall not resell or reissue the Renaissance Notes in any manner that would cause the Holder to be engaged in a distribution of the Renaissance Notes under the Securities Act of 1933, as amended.

4.8 Tax Treatment. The parties agree to treat the issuance of the New CCO Notes in exchange for the Renaissance Notes as a taxable exchange for United States federal income tax purposes, unless otherwise required by law.

5. Conditions to Closing.

5.1 Conditions to the Obligation of the Holder. The obligation of the Holder to close the Exchange is subject to the fulfillment (or waiver) on or before the Closing Date of the following:

(a) No Injunction or Proceeding. As of the Closing, there shall be no injunction, stay or restraining order in effect with respect to the transactions provided for herein and there shall not be pending or threatened any action, proceeding or investigation involving the Holder challenging or seeking damages from the Holder in connection with the Exchange or seeking to restrain or prohibit the consummation of the Exchange.

(b) Accuracy of Representations. The representations and warranties made by the CCO Issuers in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (except those qualified by Material Adverse Effect, which shall be accurate in all respects).

(c) Performance. The covenants and obligations that the CCO Issuers are required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

(d) Execution and Delivery of Transaction Documents. The Transaction Documents shall have been executed and delivered by all parties thereto (other than the Holder) and delivered to the Holder.

(e) PORTAL and DTC. The CCO Issuers shall have arranged for the New CCO Notes to be designated PORTAL Market securities in accordance with the rules and regulations adopted by the NASD relating to trading in the PORTAL Market and for the New CCO Notes to be eligible for clearance and settlement through the Depositary Trust Company.

5.2 Conditions to the Obligations of the CCO Issuers. The obligations of the CCO Issuers to close the Exchange are subject to the fulfillment (or waiver) on or before the Closing Date of the following:

(a) No Injunction. As of the Closing, there shall be no injunction, stay or restraining order in effect with respect to the transactions provided for herein and there shall not be pending or threatened any action, proceeding or investigation challenging or seeking damages in connection with the Exchange or seeking to restrain or prohibit the consummation of the Exchange.

(b) Accuracy of Representations. The representations and warranties made by the Holder in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(c) Performance. The other covenants and obligations that the Holder is required to comply with or to perform pursuant to this Agreement at or prior to such Closing shall have been complied with and performed in all material respects.

(d) Execution and Delivery of Transaction Documents. The Transaction Documents shall have been executed and delivered by all parties thereto (other than the CCO Issuers) and delivered to CCO.

6. Termination.

6.1 By Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of CCO and the Holder.

6.2 By Holder.  This Agreement may be terminated by the Holder, upon a material breach of any representation, warranty, covenant or agreement on the part of the CCO Issuers set forth in this Agreement, or if any representation or warranty of the CCO Issuers shall have become materially incorrect or untrue (or, in the case of representations or warranties qualified by reference to a Material Adverse Effect, shall have become incorrect or untrue) in either case such that the conditions set forth in Section 5.1(a) or 5.1(b) would not be satisfied and in either case not less than one business day after written notice of such breach by the Holder to CCO.

6.3 By the CCO Issuers. This Agreement may be terminated by the CCO Issuers, upon a material breach of any representation, warranty, covenant or agreement on the part of the Holder set forth in this Agreement, or if any representation or warranty of the Holder shall have become materially incorrect or untrue, in either case such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied and in either case not less than one business day after written notice of such breach by CCO to the Holder.

6.4 Failure to Close. If the Closing does not occur on or before March 14, 2006 (the "Cutoff Date"), then the Holder, the Renaissance Issuers or the CCO Issuers may terminate this Agreement by delivery of written notice of termination to the other parties hereto; provided, however, any party that is in material breach of this Agreement shall not have the right to terminate this Agreement pursuant to this Section 6.4.

6.5 Effect of Termination. If this Agreement is terminated as provided in this Section 6, then this Agreement will forthwith become null and void and there will be no liability on the part of any party hereto to any other party hereto or any other person or entity in respect thereof, provided that: (i) the obligations of the parties described in Section 7.3 will survive any such termination; and (ii) no such termination will relieve any party from liability for breach of its obligations under this Agreement, and in such event the other parties shall have all rights and remedies available at law or equity, including the right of specific performance against such party.

7. Miscellaneous.

7.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York without regard to principles of conflicts of law or choice of law.

7.2 Further Assurances; Additional Documents. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement upon the reasonable request of the other party.

7.3 Fees and Expenses. Each party shall be responsible for its own fees and expenses incurred in connection with this Agreement.

7.4 Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to attempt to agree on a modification of this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

7.5 Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents represent the entire agreement and understandings between the parties concerning the Exchange and the other matters described therein and supersede and replace any and all prior agreements and understandings.

7.6 No Oral Modification. This Agreement may only be amended in writing signed by the CCO Issuers and by the Holder.

7.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand, by reputable overnight courier or by facsimile transmission (with receipt of successful and full transmission) to the applicable parties hereto at the address stated on the signature pages hereto or if any party shall have designated a different address or facsimile number by notice to the other party given as provided above, then to the last address or facsimile number so designated.

7.8 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the state of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the state of New York.

7.9 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.10 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile signatures shall constitute original signatures.

[NEXT PAGE IS SIGNATURE PAGE]

SIGNATURE PAGE TO EXCHANGE AGREEMENT

IN WITNESS WHEREOF the parties have executed this Agreement on the date first written above.

CHARTER COMMUNICATIONS OPERATING, LLC, a Delaware limited liability company

By:	/s/ Thomas M. Degnan
Name:	Thomas M. Degnan
Its:	Vice-President, Treasury Operations

CHARTER COMMUNICATIONS OPERATING CAPITAL CORP., a Delaware corporation

By:	/s/ Thomas M. Degnan
Name:	Thomas M. Degnan
Its:	Vice-President, Treasury Operations

RENAISSANCE MEDIA (LOUISIANA), LLC, a Delaware limited liability company

By:	/s/ Thomas M. Degnan
Name:	Thomas M. Degnan
Its:	Vice-President, Treasury Operations

RENAISSANCE MEDIA (TENNESSEE), LLC, a Delaware limited liability company

By: /s/ Thomas M. Degnan
Name: Thomas M. Degnan
Its: Vice-President, Treasury Operations

RENAISSANCE MEDIA CAPITAL CORPORATION, a Delaware corporation

	By:	/s/ Thomas M. Degnan
	Name:	Thomas M. Degnan
	Its:	Vice-President, Treasury Operations

Notice Address:
Charter Communications, Inc. 12405 Powerscourt Drive St. Louis, Missouri 63131 Facsimile: (314) 965-8793 Attn: General Counsel	With a copy to: Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Facsimile: (212) 351-5276 Attn: Joerg Esdorn, Esq.

HOLDER’S SIGNATURE PAGE TO EXCHANGE AGREEMENT

Citadel Equity Fund Ltd.
By: Citadel Limited Partnership, Portfolio Manager
By: Citadel Investment Group, L.L.C., its General Partner

By: /s/ Christopher L. Ramsay
Name: Christoper L. Ramsay
Title: Director and Associate General Counsel

By:	____________________________
Name:	____________________________
Its:	____________________________

Name of nominee holder or DTC Participant(s) holding Renaissance Notes for the benefit of Holder:

DTC Participant Number:

Holder Name and Address:

Schedule 1.2. (Worksheet)

Charter Communications, Inc.
Private Bond Exchange
Citadel

Schedule 1.2

Exchange date 3/13/2006

Bonds DWACed for Cancellation

Renaissance			37,233,000
Senior notes due 4-15-2008	10.000%

Last interest payment date	10/15/2005

Days 360 to Exchange date	148

Accrued interest owed to bondholder		A	1,530,690.00

Bonds issued by Charter

CCO 2nd lien bonds
Senior notes due 4-30-2014	8.375%	100.375%	37,372,623.75

Rounded to whole bonds			37,372,000.00

Payment for partial bonds		C	623.75

Last interest payment date	10/30/2005

Days 360 to Exchange date	133

Accrued purchased interest owed from bondholder		B	(1,156,326.01)

Cash owed to settle partial bonds		C	623.75

Net cash due to bondholder on exchange date		A - B + C	374,987.74

EXHIBIT A

CERTAIN DEFINITIONS

Definitions. Terms defined in the Uniform Commercial Code of the State of New York have the same meanings herein. For purposes of this Agreement, the following terms shall have the following meanings:

“Claims” means any claims, actions, causes of action, liabilities, agreements, demands, damages, debts, rights, interests, obligations, suits, judgments and charges of whatever nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, known or unknown, that exist or may exist as of the date of this Agreement, or thereafter arising in law, equity or otherwise.

“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession of the United States of America, any foreign state and any political subdivision or quasi governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

“Legal Requirement” means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement, policy or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any judgment or order and all judicial decisions applying common law or interpreting any other Legal Requirement, in each case, as amended.

“Lien” means any security interest, any interest retained by the transferor under a conditional sale or other title retention agreement, mortgage, lien, pledge, option, encumbrance, adverse interest, constructive exception to, defect in or other condition affecting title or other ownership interest of any kind, or which would restrict, affect or delay transfer of title, whether or not arising pursuant to any Legal Requirement.

“Material Adverse Effect” means a material adverse effect on (i) the business or condition (financial or otherwise) of the Renaissance Issuers or CCO and, in each case, their or its direct and indirect subsidiaries, taken as a whole, but without giving effect to any effect resulting from changes in conditions that are applicable to the economy or the cable television industry on a national basis, or (ii) on the ability of the CCO Issuers or their affiliates to perform their obligations under this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Transaction Documents” means this Agreement and the other documents and instruments to be executed and delivered in connection herewith at or prior to the Closing, including without limitation the New CCO Notes and the CCO Supplemental Indenture.